CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2016, relating to the financial statements and financial highlights of Nuance Concentrated Value Fund, Nuance Concentrated Value Long-Short Fund, and Nuance Mid Cap Value Fund, each a series of the Managed Portfolio Series, for the period ended April 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 19, 2016